EXHIBIT 2.1

Adherex Technologies Inc.	August 17, 2001

ROYAL BANK OF CANADA	Loan Facility Agreement

Borrower ADHEREX TECHNOLOGIES INC.		Branch of Account Transit # 07500

Address Suite 340 600 Peter Morand Crescent Ottawa, Ontario K1G 5Z3 Telephone No.		Address 90 Sparks Street Ottawa, Ontario Telephone No. (613) 564-4891
Contact (Name, Title)	Fax No: (613) 738-9060	Banking Officer Christine McCrady Senior Account Manager	Fax No: (613) 564-2865

LOAN FACILITY

DEMAND OPERATING LOAN(S)

maximum amount: $300,000	Purpose: Finance current operating expenditures	annual rate of interest: Royal Bank Prime and/or Royal Bank US Base Rate, be paid on the 16th day of each month

margin requirement: NO		minimum revolvement: $5,000.

OTHER BANKING FACILITIES	maximum amount
Corporate Visa	$20,000
Government Guarantee Small Business Loan	$45,000.
other	$
Other	$

REPORTS TO BE PROVIDED BY BORROWER	required frequency
1) Quarterly company prepared financial statements	Within 45 days of each quarter end
2) Annual audited financial statements	Within 120 days after fiscal year end
3) Annual business plan	Within 120 days after fiscal year end

SECURITY

*	Bank Form #	Description	assets covered
1.	610	Collateral Security Agreement	Covering $320,000 to support Bank exposure for Operating loans and corporate visa facilities

EDISBURSEMENT CONDITIONS

Receipt by the Bank of a properly executed copy of this agreement

THE BORROWER ACKNOWLEDGES AND AGREES THAT NOTWITHSTANDING ANY AMORTIZATION PERIODS, SCHEDULED INSTALMENT PAYMENTS, MARGIN REQUIREMENTS, FINAL REPAYMENT DATES, FEES, COVENANTS OR OTHER TERMS OR PROVISIONS OF THIS LOAN FACILITY AGREEMENT, OR ANY ARRANGEMENTS, UNDERSTANDINGS OR AGREEMENTS OUTSIDE THIS LOAN FACILITY AGREEMENT, THE LOANS PROVIDED FOR UNDER THE LOAN FACILITY ARE AVAILABLE IN THE SOLE DISCRETION OF THE BANK AND WILL BE DUE AND PAYABLE UPON DEMAND BY THE BANK

This Loan Facility Agreement cancels and supersedes any and all previous Loan Facility Agreements.

The attached Terms and Conditions are incorporated into and form part of this Loan Facility Agreement.

The parties have expressly requested that this document and all related documents, including notices, be drawn up in the English language. Les parties ont expressément demandé que ce document et tout document y afferent, y compris tout avis, soient rédigés en langue anglaise.

Governing Law: Province of Ontario

Dated the 23rd day of August, 2001.

ADHEREX TECHNOLOGIES INC.		ROYAL BANK OF CANADA

By:	/s/ Robert Browne	By:	/s/ Christine McCrady

Robert Browne, C.F.O.
(Name and Title of Authorized Signatory)

By:	/s/ John Brooks

John Brooks, C.E.O.
(Name and Title of Authorized Signatory)

To: ROYAL BANK OF CANADA (the “Bank”)

The Bank is requested by the undersigned (the “Borrower”) to make loans or advances to the Borrower in the manner and at the rates and times specified herein (the “Credit Facility”) in consideration of the Bank making the Credit Facility available and providing the plan(s) or service(s) the Borrower agrees with the Bank as follows:

1.	DRAWDOWN

During the term of this Agreement where the Credit Facility includes a revolving operating loan, the borrower may borrow, repay and reborrow up to the limit specified in respect of such loan at any time, subject to any applicable margin requirement. Where the Credit Facility includes a non-revolving term loan, the Borrower shall draw down the amount of such loan forthwith, failing which such loan may be cancelled.

2.	REPAYMENT

Amounts outstanding under the Credit Facility, together with interest, shall become due in the manner and at the rates and times specified herein. Where the Credit Facility includes a non-revolving term loan, the borrower shall make consecutive periodic payments of principal with the entire balance of such loan due and payable at the end of the term specified herein. In the case of a non-revolving term loan repayable by variable rate fixed payments, each payment shall be applied, firstly, to interest due, and the balance, if any, shall e applied to principal outstanding. If any such payment is insufficient to pay all interest then due, the unpaid balance of such interest will be added to such loan, will ear interest at the same rate, and will be payable at the end of the term specified herein. Where the Credit Facility includes a revolving demand loan, the borrower shall repay all principal sums outstanding under such loan upon demand. Following demand or the occurrence of an Event of Default, the Bank shall have no obligation to make further loans, Letters of Credit, Letters of Guarantee or advances available to the Borrower.

3.	REVOLVEMENT

Where the Credit Facility includes an revolving operating loan, the Borrower authorized the Bank daily or otherwise as and when determined by the Bank to ascertain the position of the deposit account herein specified, and

(a)	if such position is a credit balance, the Bank may subject to the minimum revolvement specified, apply the amount of such credit balance or any part as a repayment of such loan, and

(b)	if such position is a debit balance the bank shall, subject to the minimum revolvement herein specified, make an advance under such loan provided that at no time shall such loan exceed the amount of the loan limit herein specified.

5.	EVIDENCE OF INDEBTEDNED (separate promissory note not required)

The Bank shall maintain at the Branch of Account accounts and records (the “Accounts”) evidencing the Borrowings made available to the Borrower by the Bank under this agreement. The Bank shall record the principal amount of such borrowings, the payment of principal and interest on account of the loans and all other amounts becoming due to the Bank under this agreement. The Accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Bank pursuant to this agreement. The Borrower authorized and directs the Bank to automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this agreement, including but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such bank accounts.

6.	CALCULATION AND PAYMENT OF INTEREST

7.	RBP Loans (and RBUSBR Loans)

The Borrower shall pay interest on each RBP Loan and RBUSBR Loan, monthly in arrears, on the 26th day of each month. Such interest will be calculated monthly and will accrue daily on the basis of the actual number of days elapsed and a year of 365 days. Interest on RB&USBR Loans shall be paid in US currency.

8.	Administrative Fee

An administrative fee of $100 per quarter is payable quarterly in arrears.

9.	COVENANTS

The Borrower covenants and agrees with the Bank that:

a)	it will duly and punctually pay all sums of money due by it under the terms of this Agreement.

b)	it will file all material tax returns which are or will be required to be filed, pay or make provision for payment of all material taxes (including interest and penalties) which are or will become due and payable and provide adequate reserves for the payment of any tax, the payment of which is being contested;

c)	it will comply with all applicable environmental laws and regulations; advise the Bank promptly o any Action Requests or Violation Notices received concerning any of the Borrower’s property; and hold the Bank harmless for any costs or expenses which the Bank incurs for any environment-related liabilities existent now or in the future with respect to the Borrower’s property;

10.	EXPENSES

The Borrower shall pay all external legal costs, fees and expenses incurred by the Bank in connection with this Agreement and the Security and the enforcement of the Bank’s rights thereunder.

11.	WAIVER

No expenses or implied waiver by the Bank of any provision of this Agreement in one instance shall in any way be or be construed to be a waiver as to any other instance.

12.	ASSIGNMENT

This agreement shall extend to and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns provided that the Borrower shall not be entitled to assign any interest hereunder, without the consent in writing of the Bank.

13.	REVIEW

The Bank may conduct annual or periodic reviews of the affairs of the Borrower, as determined by the Bank and timely advised to the Borrower, for the purpose of determining the financial performance of the Borrower, and the borrower shall make available to the Bank annual financial statements and such other information as the Bank may reasonably require and shall do all things reasonably necessary to facilitate such review by the Bank.

14.	GAAP

Unless otherwise provided, all accounting terms used in this agreement shall be interpreted in accordance with Canadian Generally Accepted Accounting principles from time to time.

15.	SEVERABILITY

If any portion of this confirmation of Credit Facilities is found not to comply with the laws of Canada or any province applicable thereto, then only that portion, and not the entire agreement, is void.

16.	GOVERNING LAW

This agreement shall be construed in accordance with and governed by the laws of the Province of Ontario and of Canada applicable therein.

17.	POTENTIAL PREFERRED CLAIMS

“Potential Preferred Claims” means amounts owing for wages, employee deductions, sales tax, exercise tax, income tax, worker’s compensation, government royalties, pension fund obligations, overdue rents or taxes, purchase-money security interests, and other statutory preferred claims.

ADHEREX TECHNOLOGIES INC.

By:	/s/ Robert Browne

Robert Browne C.F.O.
(Name and Title of Authorized Signatory)

By:	/s/ John Brooks

John Brooks
(Name and Title of Authorized Signatory)